Exhibit 21

                            ELCO INDUSTRIES, INC.
                        AND CONSOLIDATED SUBSIDIARIES

                        Subsidiaries of the Registrant


NAME OF CORPORATION                         STATE OF INCORPORATION
------------------------------------        ----------------------

Anchor Wire Corporation of Tennessee                Tennessee
Elco Consumer Products Corp.                        Illinois
Thermoplastics, Inc.                                Indiana